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Exhibit 2.2.1
                            UNISON -- PLASH/HENDERSON
                        AGREEMENT FOR PURCHASE OF SHARES
                             AS OF NOVEMBER 24, 1996



         This Agreement is by and among Unison HealthCare Corporation, a Delaware corporation ("Unison"), Paul G. Henderson ("Henderson") and Paige B. Plash ("Plash" and together with Henderson, "Sellers").

         Unison desires to buy and Sellers desire to sell all of the issued and outstanding stock of four corporations, namely, Decatur SportsFit & Wellness Center, Inc., an Alabama corporation, Therapy Health Systems, Inc., a Mississippi corporation, Henderson & Associates Rehabilitation, Inc., an Alabama corporation, and Sunbelt Therapy Management Services, Inc., an Alabama corporation (collectively, "Sunbelt"), owned by Sellers, on the terms and conditions set forth in this Agreement (the "Transaction").

         1. The Sale of Stock. Effective as of January 1, 1996, or such later date as the parties may determine, but subject to the approval of this transaction by Unison's Board of Directors and such other approvals, if any, as may be required pursuant to Unison's Indenture dated October 31, 1996, in respect of its Senior Notes due 2006, Sellers shall transfer to Unison all of the shares of issued and outstanding common stock of Sunbelt owned by them or either of them (the "Shares"). The Shares shall include all issued and outstanding shares of Sunbelt which are not currently owned by Unison. At the time of the transfer of the Shares, all of the Shares shall be owned beneficially and of record by Sellers, and shall be free and clear of liens, encumbrances, security agreements, options, claims, charges and restrictions of any type.

         2. Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be $1,417,500, plus a contingency payment determined in accordance with Section 2(c), all of which shall be payable at the times and in the manner described in Sections 2(a) through 2(f). For purposes of this Agreement, the notes described in Sections 2(a) and 2(b) are described collectively as the "Notes."

         (a) $125,000 shall be payable to each of the Sellers in the form of a note dated November 27, 1996, in the principal amount of $125,000, which shall bear simple interest at a rate of 9% per year, with all principal and interest payable on January 17, 1997.

         (b) $458,750 shall be payable to each of the Sellers in the form of a note dated November 27, 1996, in the principal amount of $458,750, which shall bear simple interest at a rate of 9% per year, with interest payable on January 17, 1997 and quarterly on the first business day of each quarter thereafter beginning in April 1997, and all principal due in a single payment on January 5, 1998.


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Unison -- Plash/Henderson
November 24, 1996
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         (c)      An additional amount (the "Contingency Payment") shall be paid to Sellers on the basis of the extent to which Sunbelt achieves its budgeted pretax profit for 1997. Such payments will be calculated in the manner set forth in this Section 2(c), and 50% of any amount so calculated will be paid to each of the Sellers.

                  (i) If Sunbelt achieves 100% of its budgeted pretax profit for 1997, Sellers shall be entitled to receive a Contingency Payment totalling $1,417,500. If Sunbelt achieves a higher or lower percentage of its budgeted pretax profit for 1997, the same percentage shall be applied to $1,417,500 in determining the amount of the Contingency Payment; provided that the total Contingency Payment shall never be less than $708,750 (the "Guaranteed Amount"), nor more than $2,126,250. Thus, by way of example, if Sunbelt achieves 110% of its budgeted pretax profit, the total Contingency Payment will equal 110% of $1,417,500, or $1,559,250. Similarly, if Sunbelt
                           achieves only 90% of its budgeted pretax profit, the total contingency will equal 90% of $1,417,500, or $1,275,750.

                  (ii) Budgeted pretax profits for Sunbelt for 1997 shall be as determined by the Board of Directors of Unison, but shall not exceed $6,715,000.

         (d) The Guaranteed Amount ($708,750) shall bear simple interest at a rate of 9% per year from November 27, 1996. Interest on the Guaranteed Amount shall be payable on January 17, 1997 and quarterly on the first business day of each quarter thereafter beginning in April 1997. The actual amount of the Contingency Payment will be determined by the Unison Board promptly after the completion of Unison's audit for the fiscal year ending December 31, 1997. One half of the Contingency Payment, plus all accrued but unpaid interest on the Guaranteed Amount, shall be payable to each of the Sellers, in a single payment, on January 4, 1999.

         (e) No later than five days before the principal payment date of any of the Notes, or the date on which the Contingency Payment is due to be paid, either Unison or Sellers may notify the other parties to this Agreement that a portion of the principal or Contingent Payment, which may not exceed 50%, will be paid in Unison Common Stock. The number of shares of Unison Common Stock used in payment of such principal or Contingent Payment shall be determined by dividing the dollar amount for which the shares are being issued by the average closing price for Unison Common Stock for the 20 trading days immediately preceding the date on which the note in question becomes due.
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Unison -- Plash/Henderson
November 24, 1996
Page 3

         (f) Promptly after the execution of this Agreement, Unison will issue to each Seller 13,971 shares of Unison's Common Stock. The number of shares issuable to each Seller was calculated by dividing $125,000 by $8.94685, which is the average closing price for Unison Common Stock for the 20 trading days immediately preceding November 27, 1996.

         (g) Unison, Sunbelt Therapy Management Services, Inc., an Arizona corporation, and Sellers entered into a Purchase and Sale Agreement dated as of February 1, 1996 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Unison and Sellers agreed to the terms and conditions of a registration rights agreement covering the shares of Unison Common Stock issuable upon conversion of the Convertible Debentures and Notes (collectively, the "Convertible Instruments") issued by Unison to Sellers under the Purchase Agreement but did not execute a writing evidencing such rights. Unison and Sellers now agree to execute and deliver a registration rights agreement on substantially the following terms: (i) extension of the registration rights previously granted to shares of Unison Common Stock issued pursuant to Sections 2(e) and 2(f), above; (ii) Sellers will have three demand registration rights on Form S-3; (iii) Sellers will not be entitled to registration of shares if the shares may then be sold under Rule 144; (iv) registration may be limited by a managing underwriter as necessary to complete an offering and reasonably postponed by Unison under limited, customary circumstances; (v) agreements of Sellers to execute any underwriting agreements; (vi) customary provisions relating to mutual indemnification and responsibility for registration and selling costs; and (vii) a mutually acceptable time period for exercise of such rights.

         3. Investigation. Unison hereby grants to Sellers, and the agents, accountants, attorneys and representatives of Sellers, full and complete access to all of the books, records, financial statements, facilities, key personnel and other documents and materials relating to Unison's financial condition, assets, liabilities and business.

         4. Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Unison that:

         a. Such Seller owns good and marketable title to all of his Shares, free and clear of all liens, encumbrances, security agreements, options, claims, charges and restrictions of any type and has full right, and all necessary power and authority, to enter into this Agreement, to sell assign, transfer and deliver the Shares to Unison as contemplated herein and to enter into all documents contemplated hereby, to perform his obligations hereunder and thereunder and
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Unison -- Plash/Henderson
November 24, 1996
Page 4

to consummate the transactions contemplated hereby and thereby. Such Seller is not party to any voting trust agreement or similar arrangement restricting voting rights or transferability of any of the Shares.

         b. The Notes to be acquired by such Seller hereunder and any of Unison's Common Stock issuable with respect to the Notes are being acquired by such Seller for his own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "1933 Act"). Such Seller understands that neither the Notes nor the shares of Unison Common Stock issuable upon conversion of the Notes have been registered under the 1933 Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and agrees to deliver to Unison, if requested by Unison, an investment letter in customary form. Such Seller understands that neither the Notes, nor any interest therein, nor the Unison Common Stock may be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Unison Common Stock, or an available exemption from registration under the 1933 Act, the Unison Common Stock must be held indefinitely. In particular, such Seller is aware that no interest in the Notes, or Unison Common Stock may be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Such Seller further understands that the Notes and the certificates representing the Unison Common Stock will bear the a legend substantially in the following form and agrees that he will hold such Notes and such shares subject thereto:

         THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND ANY SHARES THAT MAY BE ISSUED UPON THE CONVERSION OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).


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Unison -- Plash/Henderson
November 24, 1996
Page 5


         c. (i) Such Seller has such knowledge and experience in financial and business matters that he is capable of evaluating independently the risks and merits of purchasing Unison's Notes and Common Stock; (ii) Such Seller has independently evaluated the risks and merits of purchasing Unison's Notes and Common Stock and has independently determined that Unison's Notes and Common Stock are suitable investments for such Seller; and (iii) such Seller has sufficient financial resources to bear the loss of his entire investment in Unison's Notes and Common Stock.

         d. Such Seller further represents that he has had an opportunity to ask questions and receive answers from the officers and directors of Unison regarding the business, properties, prospects and financial condition of Unison and to obtain additional information (to the extent Unison possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Seller or to which such Seller had access.

         5. Publicity. Sellers each agree that they will not make public statements regarding the Transaction contemplated by this Agreement without first consulting Unison in order that such public statement shall be jointly issued by the parties.

         6. Counterparts. This Agreement may be executed by facsimile or manual signatures. It may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one agreement.


                                                 UNISON HEALTHCARE CORPORATION



                                                 By: /S/ Phillip R. Rollins
                                                 Name: Phillip R. Rollins
                                                 Title: Executive Vice President

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Unison -- Plash/Henderson
November 24, 1996
Page 6

                             ACCEPTED AND AGREED TO

         The foregoing correctly sets forth our mutual agreement.


                                       SELLERS



                                       /S/ Paul G. Henderson
                                       ---------------------
                                       Paul G. Henderson



                                       /S/ Paige B. Plash
                                       ---------------------
                                       Paige B. Plash